Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Sam Brown, Inc. (media)
Michael R. Dougherty	Nicole McLane (610) 889-9788
Senior Vice President, COO and CFO	Stern Investor Relations (investors)
(484) 595-1500	Lilian Stern (212) 362-1200

ADOLOR CORPORATION REPORTS

THIRD QUARTER 2004 FINANCIAL RESULTS

EXTON, PA, November 2, 2004 — Adolor Corporation (NASDAQ: ADLR) today reported financial results for the three and nine months ended September 30, 2004.

For the three months ended September 30, 2004, the Company reported a net loss of $8.7 million or $0.22 per basic and diluted share, compared to a net loss of $13.8 million or $0.44 per basic and diluted share in the three months ended September 30, 2003. For the nine month period ended September 30, 2004, the Company reported a net loss of $32.0 million or $0.82 per basic and diluted share, compared to a net loss of $36.7 million or $1.16 per basic and diluted share for the same period in 2003.

“The third quarter was highlighted by the acceptance for review of our New Drug Application for EnteregTM (alvimopan) capsules by the Food and Drug Administration,” stated Bruce A. Peacock, president and chief executive officer of Adolor. “The achievement of this important milestone resulted in the payment to us by Glaxo of $10 million under our collaboration agreement. We are pleased that the FDA has accepted and is currently reviewing the NDA for this novel treatment.”

Contract revenues for the quarter ended September 30, 2004 were $13.8 million, compared to $4.8 million in the quarter ended September 30, 2003. Contract revenues were $21.1 million in the nine month period ended September 30, 2004, compared to $16.6 million for the same period in 2003. These increases in revenue in 2004 compared to 2003 related principally to a $10.0 million milestone payment from Glaxo Group Limited (“Glaxo”) recognized in the third quarter of 2004 relating to FDA’s acceptance for review of the Company’s New Drug Application (“NDA”), partially offset by a decrease in expenses incurred and reimbursed pursuant to the Company’s collaboration agreement with Glaxo.

Research and development expenses in the third quarter of 2004 were $16.7 million, compared to $14.6 million for the same period in 2003. This increase in 2004 as compared to 2003 is principally related to an increase in license fee expense of $4.5 million relating to EnteregTM, and increased manufacturing development expenses, partially offset by a decrease in expenditures associated with the EnteregTM Phase III clinical trial program and other license fee expense. Research and development expenses for the nine months ended September 30, 2004 were $38.1 million, compared to $43.2 million for the nine months ended September 30, 2003. This decrease in 2004 is principally related to a decrease in expenditures associated with the EnteregTM Phase III clinical trial program, offset partially by increased license fee expense.

Marketing, general and administrative expenses increased to $6.4 million in the third quarter of 2004 from $4.7 million in the third quarter of 2003. For the nine months ended September 30, 2004, marketing, general and administrative expenses were $16.9 million, compared to $12.0 million for the nine months ended September 30, 2003. These increases in 2004 are principally related to increased marketing related expenses, personnel expenses and professional fees.

As of September 30, 2004, the Company had approximately $164.1 million in cash, cash equivalents and short-term investments.

About Adolor Corporation

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of prescription pain management products. Entereg™ (alvimopan), Adolor’s lead product candidate, is being developed to manage postoperative ileus, the gastrointestinal side effect which can affect millions of patients following many types of surgery. Entereg™ is also being developed to manage the bowel dysfunction which can negatively impact the quality of life for millions of patients using opioid analgesic products such as morphine for treating pain, as well as being developed for treating chronic constipation in patients not using opioids. Adolor is collaborating with GlaxoSmithKline for the development and commercialization of Entereg™. Adolor’s next product candidate is a sterile lidocaine patch in clinical development for treating postoperative incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers, and the medical community.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that Adolor may not obtain FDA approval for Entereg(TM), whether due to the adequacy of the results of the Studies 14CL302, 14CL306, 14CL308 and 14CL313 to support FDA approval of Entereg(TM), the adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, reliance on third party manufacturers, unfavorable results from ongoing clinical trials including the Phase III POI clinical study Glaxo is conducting, adverse safety findings or otherwise; the risk that the FDA may not agree with Adolor’s analyses of Studies 14CL302, 14CL306, 14CL308 and 14CL313 and may evaluate the results of these studies by different methods or conclude that the results from the studies are not statistically significant, clinically meaningful or do not support safety or that there were human errors in the conduct of the studies or otherwise; the risk that the FDA will not meet the PDUFA target action date for the Entereg(TM) NDA or that the target action date of April 25, 2005 is extended; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GlaxoSmithKline in connection with the development and commercialization of Entereg(TM); market acceptance of Adolor’s products, if regulatory approval is achieved; competition; securities litigation; and other risk factors detailed from time to time in reports filed by Adolor with the Securities and Exchange Commission.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s filings with the SEC, including but not limited to Adolor’s Report on Form 10-Q for the quarter ended September 30, 2004 filed November 2, 2004, Report on Form 10-Q for the quarter ended June 30, 2004 filed August 4, 2004, Report on Form 10-Q for the quarter ended March 31, 2004 filed May 4, 2004 and Adolor’s Annual Report on Form 10-K for the year ended December 31, 2003 filed March 4, 2004. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

This press release is available on the website http://www.adolor.com.

# # #

[Financial data table follows]

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS DATA

(Unaudited)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,		FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2004	2003	2004	2003
REVENUES
Contract revenues	$13,783,512	$4,848,306	$21,136,081	$16,605,211

OPERATING EXPENSES
Research and development	16,679,343	14,551,187	38,099,651	43,226,401
Marketing, general and administrative	6,424,987	4,651,805	16,858,797	12,009,484

Total operating expenses	23,104,330	19,202,992	54,958,448	55,235,885

Loss from operations	(9,320,818)	(14,354,686)	(33,822,367)	(38,630,674)
Interest income and other, net	612,060	516,716	1,820,155	1,971,770

Net loss	$(8,708,758)	$(13,837,970)	$(32,002,212)	$(36,658,904)

Basic and diluted net loss per share	$(0.22)	$(0.44)	$(0.82)	$(1.16)

Shares used in computing basic and diluted net loss per share	38,996,874	31,662,872	38,872,108	31,592,436

BALANCE SHEET DATA

(Unaudited)

	SEPTEMBER 30, 2004	DECEMBER 31, 2003
Cash, cash equivalents and short-term investments	$164,087,872	$210,174,491
Working capital	162,403,115	195,530,951
Total assets	186,236,808	224,663,741
Total stockholders’ equity	134,812,220	165,278,934